Exhibit 99.1
Conn's, Inc. Reports Second Quarter Fiscal 2019 Financial Results
First Quarter of Positive Same Store Sales in Three Years
Record Retail Gross Margin of 41.4%
Credit Segment Benefitting from Record Quarterly Revenues, Strong Credit Quality, and Lower Funding Costs
Record Second Quarter GAAP Earnings per Diluted Share of $0.53, an Increase of 279% over the Prior Year Period

THE WOODLANDS, Texas, September 4, 2018 - Conn's, Inc. (NASDAQ: CONN), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced its financial results for the quarter ended July 31, 2018.
“We achieved many operating and financial milestones during the second quarter of fiscal year 2019, highlighted by significant growth in earnings to a second quarter record of $0.53 per diluted share. Second quarter financial results were driven primarily by positive same store sales, the contribution of new store growth, record retail gross margin, and continued improvement in credit segment performance. The initiatives to drive retail growth are starting to take hold and second quarter same store sales increased for the first time since the second quarter of fiscal year 2016, while total retail sales were up 3.5% over the prior year period. The momentum in our business is encouraging and we continue to believe fiscal year 2019 will be a strong year,” stated Norm Miller, Conn’s Chairman and Chief Executive Officer.
Second quarter of fiscal year 2019 highlights include:

•	First quarter of positive same store sales in three years, with total revenues up 3.5% over prior year period

•	Record retail gross margin of 41.4%

•	Credit spread of 750 basis points, the best second quarter credit spread in four years

•	Record quarterly credit segment revenues of $88.2 million

•	60+ day delinquency rate of 9.0%, representing the fourth consecutive quarter that the rate has declined year-over-year and the first decline from the first quarter rate in seven years

•	Second consecutive quarter of positive credit segment operating income

•	Interest expense of $15.6 million, compared to $20.0 million for the same period last fiscal year

•	GAAP earnings of $0.53 per diluted share, an increase of 279% over prior year period to a second quarter record

•	Adjusted earnings of $0.57 per diluted share, an increase of 119% over prior year period

Second Quarter Results
Net income for the three months ended July 31, 2018 was $17.0 million, or $0.53 per diluted share, compared to net income for the three months ended July 31, 2017 of $4.3 million, or $0.14 per diluted share. On a non-GAAP basis, adjusted net income for the three months ended July 31, 2018 was $18.3 million, or $0.57 per diluted share, which excludes the loss on extinguishment of debt from the early retirement of our Series 2017-A Class B and C Notes and a contingency reserve related to a regulatory matter. This compares to adjusted net income for the three months ended July 31, 2017 of $8.2 million, or $0.26 per diluted share, which excludes charges and credits and the loss from extinguishment of debt related to the early redemption of our Series 2015-A Class B Notes.
Retail Segment Second Quarter Results
Total retail revenues were $296.4 million for the three months ended July 31, 2018 compared to $286.5 million for the three months ended July 31, 2017. The increase of 3.5% was primarily driven by new store growth and an increase in same store sales. For the three months ended July 31, 2018 and 2017, retail segment operating income was $39.2 million and $31.3 million, respectively. On a non-GAAP basis, adjusted retail segment operating income for the three months ended July 31, 2018 was $39.5 million, after excluding a contingency reserve related to a regulatory matter. On a non-GAAP basis, adjusted retail segment operating income for the three months ended July 31, 2017 was $32.8 million, after excluding severance costs related to a change in the executive management team.
The following table presents net sales and changes in net sales by category:

	Three Months Ended July 31,					%	Same Store
(dollars in thousands)	2018	% of Total	2017	% of Total	Change	Change	% Change
Furniture and mattress (1)	$97,066	32.8%	$95,297	33.3%	$1,769	1.9%	(2.3)%
Home appliance	91,471	30.9	89,085	31.1	2,386	2.7	0.4
Consumer electronics (1)	55,654	18.8	52,946	18.5	2,708	5.1	5.3
Home office (1)	19,289	6.5	17,862	6.2	1,427	8.0	8.5
Other	3,699	1.2	4,403	1.5	(704)	(16.0)	(18.2)
Product sales	267,179	90.2	259,593	90.6	7,586	2.9	0.6
Repair service agreement commissions (2)	25,662	8.6	23,519	8.2	2,143	9.1	(1.9)
Service revenues	3,472	1.2	3,301	1.2	171	5.2
Total net sales	$296,313	100.0%	$286,413	100.0%	$9,900	3.5%	0.3%

(1)
During the three months ended July 31, 2017, we reclassified certain products from the consumer electronics and home office product categories into the furniture and mattress product category. Net sales of these products reflected in the consumer electronics and home office product categories for the three months ended July 31, 2017 were $2.6 million and $0.8 million, respectively. The change in same store sales reflects the current product classification for both periods presented.

(2)	The total change in sales of repair service agreement commissions includes retrospective commissions, which are not reflected in the change in same store sales.
The following provides a summary of the same store sales performance of our product categories during the three months ended July 31, 2018 as compared to the three months ended July 31, 2017:

•	Furniture unit volume decreased 4.3%, partially offset by a 2.5% increase in average selling price;

•	Mattress unit volume decreased 13.8%, partially offset by a 11.8% increase in average selling price;

•	Home appliance average selling price increased 7.4%, partially offset by a 6.5% decrease in unit volume;

•	Consumer electronic unit volume increased 2.2% and average sales price increased 3.0%; and

•	Home office unit volume increased 13.7%, partially offset by a 4.5% decrease in average selling price.

Credit Segment Second Quarter Results
Credit revenues were $88.2 million for the three months ended July 31, 2018 compared to $80.1 million for the three months ended July 31, 2017. The 10.1% increase in credit revenue was primarily due to the origination of our higher-yielding direct loan product, which resulted in an increase in the portfolio yield rate to 21.3% from 18.7%, and a 1.5% increase in the average balance of the customer receivable portfolio. The total customer portfolio balance was $1.51 billion at July 31, 2018 compared to $1.48 billion at July 31, 2017, an increase of 1.9%.
Provision for bad debts was $50.5 million for the three months ended July 31, 2018 compared to $49.3 million for the three months ended July 31, 2017, an increase of $1.2 million. The change reflects a greater decrease in the allowance for bad debts during the three months ended July 31, 2017 as compared to the three months ended July 31, 2018, partially offset by a year-over-year reduction in net charge-offs of $3.0 million.
Additional information on the credit portfolio and its performance may be found in the Customer Receivable Portfolio Statistics table included within this press release and in the Company's Form 10-Q for the quarter ended July 31, 2018, to be filed with the Securities and Exchange Commission.
Store Update
The Company opened two new Conn's HomePlus® stores in Texas during the first half of fiscal year 2019. In August, the Company opened one additional store in Virginia, bringing the total store count to 119 in 14 states. During fiscal year 2019, the Company plans to open a total of seven to nine new stores in existing states to leverage current infrastructure.
Liquidity and Capital Resources
As of July 31, 2018, the Company had $366.6 million of immediately available borrowing capacity under its $650.0 million revolving credit facility, with an additional $19.4 million that may become available under the Company's revolving credit facility if the Company grows the balance of eligible customer receivables and our total eligible inventory balances under the borrowing base. The Company also had $4.4 million of unrestricted cash available for use.
Outlook and Guidance
The following are the Company's expectations for the business for the third quarter of fiscal year 2019:

•	Change in same store sales between negative 5% and 0%:

◦	Markets not impacted by Hurricane Harvey between negative 2% and positive 2%; and

◦	Markets impacted by Hurricane Harvey between negative 12% and negative 5%;

•	Retail gross margin between 40.5% and 41.0% of total retail net sales;

•	Selling, general and administrative expenses between 30.5% and 32.5% of total revenues;

•	Provision for bad debts between $44.0 million and $48.0 million;

•	Finance charges and other revenues between $90.5 million and $94.5 million; and

•	Interest expense between $16.5 million and $17.5 million.
Conference Call Information
The Company will host a conference call on September 4, 2018 at 10 a.m. CT / 11 a.m. ET to discuss its three months ended July 31, 2018 financial results. Participants can join the call by dialing 877-451-6152 or 201-389-0879. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and the second quarter fiscal year 2019 conference call presentation will be available at ir.conns.com.
Replay of the telephonic call can be accessed through September 11, 2018 by dialing 844-512-2921 or 412-317-6671 and Conference ID: 13682980.
About Conn's, Inc.
Conn's HomePlus is a specialty retailer currently operating 119 retail locations in Alabama, Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee, Texas and Virginia. The Company's primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, QLED, 4K Ultra HD, and smart televisions, Blu-ray players, home theaters, portable audio equipment, and gaming products;

•	Home office, including computers, printers and accessories.
Additionally, Conn's HomePlus offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn's HomePlus provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party lease-to-own payment plans.
This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to, the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “predict,” “will,” “potential,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Such forward-looking statements are based on our current expectations. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to execute periodic securitizations of future originated customer loans on favorable terms; our ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores; technological and market developments and sales trends for our major product offerings; our ability to manage effectively the selection of our major product offerings; our ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and employees; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our revolving credit facility, and proceeds from accessing debt or equity markets; and other risks detailed in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2018, Part II, Item 1A, Risk Factors, in our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2018 to be filed with the SEC and other reports filed with the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, or to provide periodic updates or guidance. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2018	2017	2018	2017
Revenues:
Total net sales	$296,313	$286,413	$572,069	$565,698
Finance charges and other revenues	88,307	80,234	170,938	156,775
Total revenues	384,620	366,647	743,007	722,473
Costs and expenses:
Cost of goods sold	173,627	172,306	340,216	344,256
Selling, general and administrative expense	120,690	111,632	235,568	218,169
Provision for bad debts	50,751	49,449	94,907	105,379
Charges and credits	300	4,068	300	5,295
Total costs and expenses	345,368	337,455	670,991	673,099
Operating income	39,252	29,192	72,016	49,374
Interest expense	15,566	20,039	32,386	44,047
Loss on extinguishment of debt	1,367	2,097	1,773	2,446
Income before income taxes	22,319	7,056	37,857	2,881
Provision for income taxes	5,308	2,783	8,114	1,188
Net income	$17,011	$4,273	$29,743	$1,693
Income per share:
Basic	$0.54	$0.14	$0.94	$0.05
Diluted	$0.53	$0.14	$0.92	$0.05
Weighted average common shares outstanding:
Basic	31,652,017	31,093,746	31,597,225	31,033,880
Diluted	32,242,463	31,434,501	32,210,759	31,292,305

CONN'S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended July 31,		Six Months Ended July 31,
	2018	2017	2018	2017
Revenues:
Product sales	$267,179	$259,593	$516,493	$510,955
Repair service agreement commissions	25,662	23,519	48,525	48,215
Service revenues	3,472	3,301	7,051	6,528
Total net sales	296,313	286,413	572,069	565,698
Other revenues	98	92	112	172
Total revenues	296,411	286,505	572,181	565,870
Costs and expenses:
Cost of goods sold	173,627	172,306	340,216	344,256
Selling, general and administrative expense	83,003	78,667	160,755	152,614
Provision for bad debts	243	165	503	395
Charges and credits	300	4,068	300	5,295
Total costs and expenses	257,173	255,206	501,774	502,560
Operating income	$39,238	$31,299	$70,407	$63,310
Retail gross margin	41.4%	39.8%	40.5%	39.1%
Selling, general and administrative expense as percent of revenues	28.0%	27.5%	28.1%	27.0%
Operating margin	13.2%	10.9%	12.3%	11.2%
Store count:
Beginning of period	118	115	116	113
Opened	—	1	2	3
End of period	118	116	118	116

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended July 31,		Six Months Ended July 31,
	2018	2017	2018	2017
Revenues:
Finance charges and other revenues	$88,209	$80,142	$170,826	$156,603
Costs and expenses:
Selling, general and administrative expense	37,687	32,965	74,813	65,555
Provision for bad debts	50,508	49,284	94,404	104,984
Total costs and expenses	88,195	82,249	169,217	170,539
Operating income (loss)	14	(2,107)	1,609	(13,936)
Interest expense	15,566	20,039	32,386	44,047
Loss on extinguishment of debt	1,367	2,097	1,773	2,446
Loss before income taxes	$(16,919)	$(24,243)	$(32,550)	$(60,429)
Selling, general and administrative expense as percent of revenues	42.7%	41.1%	43.8%	41.9%
Selling, general and administrative expense as percent of average total customer portfolio balance (annualized)	10.1%	8.9%	10.0%	8.8%
Operating margin	—%	(2.6)%	0.9%	(8.9)%

CONN'S, INC. AND SUBSIDIARIES
CUSTOMER RECEIVABLE PORTFOLIO STATISTICS
(unaudited)

	As of July 31,
	2018	2017
Weighted average credit score of outstanding balances(1)	594	589
Average outstanding customer balance	$2,503	$2,375
Balances 60+ days past due as a percentage of total customer portfolio balance(2)	9.0%	10.4%
Re-aged balance as a percentage of total customer portfolio balance(2)(3)	24.3%	16.0%
Account balances re-aged more than six months (in thousands)	$84,148	$75,694
Allowance for bad debts as a percentage of total customer portfolio balance	13.5%	13.7%
Percent of total customer portfolio balance represented by no-interest option receivables	20.9%	24.1%

	Three Months Ended July 31,		Six Months Ended July 31,
	2018	2017	2018	2017
Total applications processed	295,564	297,587	579,050	587,914
Weighted average origination credit score of sales financed(1)	610	609	609	608
Percent of total applications approved and utilized	31.4%	32.8%	30.9%	32.1%
Average down payment	2.6%	3.0%	2.8%	3.3%
Average income of credit customer at origination	$43,700	$42,300	$43,700	$42,200
Percent of retail sales paid for by:
In-house financing, including down payment received	70.5%	72.6%	70.3%	71.6%
Third-party financing	16.4%	17.2%	15.7%	16.2%
Third-party lease-to-own option	6.4%	3.8%	6.9%	5.7%
	93.3%	93.6%	92.9%	93.5%

(1)	Credit scores exclude non-scored accounts.

(2)	Accounts that become delinquent after being re-aged are included in both the delinquency and re-aged amounts.

(3)
The re-aged balance as a percentage of total customer portfolio as of July 31, 2018 includes $41.6 million, or 2.8%, in first time re-ages related to customers affected by Hurricane Harvey within FEMA-designated disaster areas.

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	July 31, 2018	January 31, 2018
Assets
Current Assets:
Cash and cash equivalents	$4,435	$9,286
Restricted cash	51,657	86,872
Customer accounts receivable, net of allowances	622,009	636,825
Other accounts receivable	87,797	71,186
Inventories	195,728	211,894
Income taxes recoverable	704	32,362
Prepaid expenses and other current assets	13,831	31,592
Total current assets	976,161	1,080,017
Long-term portion of customer accounts receivable, net of allowances	647,494	650,608
Property and equipment, net	142,631	143,152
Deferred income taxes	23,086	21,565
Other assets	7,129	5,457
Total assets	$1,796,501	$1,900,799
Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of debt and capital lease obligations	$1,149	$907
Accounts payable	85,001	71,617
Accrued expenses	93,070	66,173
Other current liabilities	22,763	25,414
Total current liabilities	201,983	164,111
Deferred rent	85,255	87,003
Long-term debt and capital lease obligations	916,081	1,090,105
Other long-term liabilities	23,535	24,512
Total liabilities	1,226,854	1,365,731
Stockholders' equity	569,647	535,068
Total liabilities and stockholders' equity	$1,796,501	$1,900,799

CONN'S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(dollars in thousands, except per share amounts)

RETAIL SEGMENT OPERATING INCOME, AS ADJUSTED

	Three Months Ended July 31,		Six Months Ended July 31,
	2018	2017	2018	2017
Retail segment operating income, as reported	$39,238	$31,299	$70,407	$63,310
Adjustments:
Facility closure costs	—	122	—	1,349
Securities-related regulatory matter and other legal fees	300	34	300	34
Employee severance	—	1,317	—	1,317
Retail segment operating income, as adjusted	$39,538	$32,772	$70,707	$66,010
Retail segment total revenues	$296,411	$286,505	$572,181	$565,870
Retail segment operating margin:
As reported	13.2%	10.9%	12.3%	11.2%
As adjusted	13.3%	11.4%	12.4%	11.7%

NET INCOME, AS ADJUSTED, AND DILUTED INCOME PER SHARE, AS ADJUSTED

	Three Months Ended July 31,		Six Months Ended July 31,
	2018	2017	2018	2017
Net income, as reported	$17,011	$4,273	$29,743	$1,693
Adjustments:
Facility closure costs	—	122	—	1,349
Securities-related regulatory matter and other legal fees	300	34	300	34
Employee severance	—	1,317	—	1,317
Indirect tax audit reserve	—	2,595	—	2,595
Loss on extinguishment of debt	1,367	2,097	1,773	2,446
Tax impact of adjustments	(397)	(2,232)	(444)	(2,803)
Net income, as adjusted	$18,281	$8,206	$31,372	$6,631
Weighted average common shares outstanding - Diluted	32,242,463	31,434,501	32,210,759	31,292,305
Income per share:
As reported	$0.53	$0.14	$0.92	$0.05
As adjusted	$0.57	$0.26	$0.97	$0.21
Basis for presentation of non-GAAP disclosures:
To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company also provides the following non-GAAP financial measures: retail segment adjusted operating income, retail segment adjusted operating margin, adjusted net income (loss), and adjusted income (loss) per diluted share. These non-GAAP financial measures are not meant to be considered as a substitute for, or superior to, comparable GAAP measures and should be considered in addition to results presented in accordance with GAAP. They are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics we use in our financial and operational decision making, and (2) they are used by some of our institutional investors and the analyst community to help them analyze our operating results.